Validus Holdings, Ltd. Bermuda Commercial Bank Building 19 Par-la-Ville Road Hamilton, HM 11 Bermuda
October 9, 2008	Mailing Address: Suite 1790 48 Par-la-Ville Road Hamilton, HM 11 Bermuda
Telephone: (441) 278-9000 Facsimile: (441) 278-9090 Website: www.validusre.bm

VALIDUS HOLDINGS, LTD. RECONFIRMS ABSENCE OF EQUITIES
AND ALTERNATIVE INVESTMENTS IN ITS INVESTMENT PORTFOLIO

Hamilton, Bermuda – October 9, 2008 - Validus Holdings, Ltd. (“Validus” or the “Company”) is providing the following disclosure on the composition of its investment portfolio in response to the continued volatility in the financial markets.  The Company is providing this disclosure due to erroneous information contained in a published research report which has since been corrected.

Validus’ investment portfolio is structured to preserve capital and provide significant liquidity, resulting in an investment portfolio comprised primarily of relatively short-term fixed maturity investments, such as U.S. government securities, U.S. government-sponsored enterprise securities, corporate debt securities and mortgage-backed and asset-backed securities.  Validus’ investment guidelines do not permit purchases of equity securities and therefore Validus has no investment in common or preferred stock.  The following table sets forth the Company’s investment portfolio as of June 30, 2008.

Consolidated Investment Portfolio Composition
(US Dollars in millions, except percentage and ratio information)

	June 30, 2008
Total cash and investments	Fair Value		(%)

U.S. Government and Government Agency	$671.6		20.8%
U.S. Government Agency residential mortgage backed securities	386.9		12.0%
U.S. Corporates	483.6		15.0%
Non-U.S. Government and non-U.S. Government Agency	170.4		5.3%
Non-U.S. Corporates	209.6		6.5%
Asset-backed securities	167.8		5.2%
Commercial mortgage-backed securities	223.1		6.9%
Non-Agency residential mortgage-backed securities	288.4		8.9%
Total fixed maturities	2,601.3		80.5%
Total equity securities	0.0		0.0%
Total alternative investments and other	0.0		0.0%
Total short-term investments	141.6		4.4%
Total investments	2,743.0		84.9%
Cash and cash equivalents	487.3		15.1%
Total cash and investments	$3,230.2		100.0%

Total shareholders’ equity	$2,056.8
Ratio of (a) Total cash and investments to (b) Total shareholders’ equity	1.57	x

Substantially all of the fixed maturity investments held at June 30, 2008 were publicly traded. At June 30, 2008, the average duration of the Company’s fixed maturity portfolio was 2.3 years and the average rating of the portfolio was AAA, of which $2,063.0 million or 79.3% was rated AAA.

For additional detail please refer to documents previously filed or furnished by the Company with the U.S. Securities and Exchange Commission, including but not limited to (1) the June 30, 2008 Form 10-Q, (2) the Form 8-K dated August 7, 2008 and (3) the Form 8-K dated September 18, 2008.

About Validus Holdings, Ltd.
Validus Holdings, Ltd. is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd. (“Talbot”).  Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance.  Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183.

Contacts:

Investors:
Validus Holdings, Ltd.
Jon Levenson, Senior Vice President
+1-441-278-9000

or

Media:
Drew Brown/Jonathan Doorley
Sard Verbinnen & Co
+1-212-687-8080

Roddy Watt/Tony Friend
College Hill
+44 (0)20 7457 2020

Cautionary Note Regarding Forward-Looking Statements

All forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, additionally, you should not place undue reliance on any such statements.  This release may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance.  Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. We believe that these factors include, but are not limited to, the following: 1) unpredictability and severity of catastrophic events; 2) rating agency actions; 3) adequacy of our risk management and loss limitation methods; 4) cyclicality of demand and pricing in the insurance and reinsurance markets; 5) our limited operating history; 6) our ability to successfully implement our business strategy during “soft” as well as “hard” markets; 7) adequacy of our loss reserves; 8) continued availability of capital and financing; 9) retention of key personnel; 10) competition; 11) potential loss of business from one or more major insurance or reinsurance brokers; 12) our ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 13) general economic and market conditions (including inflation, interest rates and foreign currency exchange rates); 14) the integration of Talbot or other businesses we may acquire or new business ventures we may start; 15) the effect on our investment portfolio of changing financial market conditions including inflation, interest rates, liquidity and other factors; 16) acts of terrorism or outbreak of war; and 17) availability of reinsurance and retrocessional coverage.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein or elsewhere, including the Risk Factors included in our most recent reports on Form 10-K and Form 10-Q and other documents on file with the U.S. Securities and Exchange Commission, as well as management’s response to any of the aforementioned factors.  Any forward-looking statements made in this release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations.  We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.